                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549

                                   ----------

                                  SCHEDULE 13G
                                 (Rule 13d-102)

             INFORMATION STATEMENT PURSUANT TO RULES 13d-1 AND 13d-2
                    UNDER THE SECURITIES EXCHANGE ACT OF 1934



                                 Hybridon, Inc.
                                 --------------
                                (Name of Issuer)

                     Common Stock, $.001 par value per share
                     ---------------------------------------
                         (Title of Class of Securities)

                                   44860M 10 8
                                   -----------
                                 (CUSIP Number)

CUSIP No.  44860M 10 8                                      Page 2 of 13
           -----------


                              SCHEDULE 13G

----------------------------------------------------------------------------

1.    Name of Reporting Persons
      S.S. or I.R.S. Identification Number of Above Persons

      Youssef El-Zein

----------------------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.    SEC Use Only

----------------------------------------------------------------------------

4.    Citizenship or Place of Organization

      France

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.    Sole Voting Power

      818,697 Shares

----------------------------------------------------------------------------

6.    Shared Voting Power

      675,248 Shares

----------------------------------------------------------------------------

7.    Sole Dispositive Power

      818,697 Shares

----------------------------------------------------------------------------

CUSIP No.  44860M 10 8                                      Page 3 of 13
           -----------


---------------------------------------------------------------------------

8.    Shared Dispositive Power

      675,248 Shares

----------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person.

      1,493,945 Shares (Includes (a) 325,000 Shares held by Pillar S.A., (b) 284,416 Shares held by Pillar Investment Limited, and (c) 65,832 Shares held by S.A. Pillar Investment N.V. Mr. El-Zein disclaims beneficial ownership of such Shares except to the extent of his pecuniary interest therein.)

----------------------------------------------------------------------------

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

      Not Applicable

----------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9.

      5.6%

----------------------------------------------------------------------------

12.   Type of Reporting Person.

      IN

----------------------------------------------------------------------------

CUSIP No.  44860M 10 8                                      Page 4 of 13
           -----------


----------------------------------------------------------------------------

1.    Name of Reporting Persons
      S.S. or I.R.S. Identification Number of Above Persons

      Pillar S.A.

----------------------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.    SEC Use Only

----------------------------------------------------------------------------

4.    Citizenship or Place of Organization

      France

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.    Sole Voting Power

      325,000 Shares

----------------------------------------------------------------------------

6.    Shared Voting Power

      0 Shares

----------------------------------------------------------------------------

7.    Sole Dispositive Power

      325,000 Shares

----------------------------------------------------------------------------

8.    Shared Dispositive Power

      0 Shares

----------------------------------------------------------------------------

CUSIP No.  44860M 10 8                                      Page 5 of 13
           -----------


----------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person.

      325,000 Shares

----------------------------------------------------------------------------

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

      Not Applicable

----------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9.

      1.3%

----------------------------------------------------------------------------

12.   Type of Reporting Person.

      PN

----------------------------------------------------------------------------

CUSIP No.  44860M 10 8                                      Page 6 of 13
           -----------


----------------------------------------------------------------------------

1.    Name of Reporting Persons
      S.S. or I.R.S. Identification Number of Above Persons

      Pillar Investment Limited

----------------------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.    SEC Use Only

----------------------------------------------------------------------------

4.    Citizenship or Place of Organization

      France

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.    Sole Voting Power

      284,416 Shares

----------------------------------------------------------------------------

6.    Shared Voting Power

      0 Shares

----------------------------------------------------------------------------

7.    Sole Dispositive Power

      284,416 Shares

----------------------------------------------------------------------------

8.    Shared Dispositive Power

      0 Shares

----------------------------------------------------------------------------

CUSIP No.  44860M 10 8                                      Page 7 of 13
           -----------


----------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person.

      284,416 Shares

----------------------------------------------------------------------------

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

                                                            [   ]
----------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9.

      1.1%
----------------------------------------------------------------------------

12.   Type of Reporting Person.

      PN

----------------------------------------------------------------------------

CUSIP No.  44860M 10 8                                      Page 8 of 13
           -----------


----------------------------------------------------------------------------

1.    Name of Reporting Persons
      S.S. or I.R.S. Identification Number of Above Persons

      S.A. Pillar Investment N.V.
----------------------------------------------------------------------------

2.    Check the Appropriate Box if a Member of a Group - Not Applicable

----------------------------------------------------------------------------

3.    SEC Use Only

----------------------------------------------------------------------------

4.    Citizenship or Place of Organization

      France

----------------------------------------------------------------------------

Number of Shares Beneficially Owned By Each Reporting Person With:

5.    Sole Voting Power

      65,832 Shares

----------------------------------------------------------------------------

6.    Shared Voting Power

      0 Shares

----------------------------------------------------------------------------

7.    Sole Dispositive Power

      65,832 Shares

----------------------------------------------------------------------------

8.    Shared Dispositive Power

      0 Shares

----------------------------------------------------------------------------

CUSIP No.  44860M 10 8                                      Page 9 of 13
           -----------


----------------------------------------------------------------------------

9.    Aggregate Amount Beneficially Owned by Each Reporting Person.

      65,832 Shares

----------------------------------------------------------------------------

10.   Check Box if the Aggregate Amount in Row (9) Excludes Certain Shares.

                                                            [   ]
----------------------------------------------------------------------------

11.   Percent of Class Represented by Amount in Row 9.

      0.3%

----------------------------------------------------------------------------

12.   Type of Reporting Person.

      CO

----------------------------------------------------------------------------

CUSIP No.  44860M 10 8                                      Page 10 of 13
           -----------


                                  SCHEDULE 13G


Item 1(a).  Name of Issuer:
--------------------------

Hybridon, Inc.


Item 1(b).  Address of Issuer's Principal Executive Offices:
-----------------------------------------------------------

620 Memorial Drive
Cambridge, Massachusetts  02139


Item 2(a).  Name of Person Filing:
---------------------------------

Youssef El-Zein for himself and on behalf of:

Pillar S.A.
Pillar Investment Limited
S.A. Pillar Investment N.V.

Item 2(b).  Address of
Principal Business Office or, if None, Residence:
------------------------------------------------

For each reporting person the business address is:

c/o Pillar S.A.
28, Avenue de Messine
75008 Paris, France

Item 2(c).  Citizenship:
-----------------------

Youssef El-Zein is a citizen of France.

Each of Pillar S.A., Pillar Investment Limited, and S.A. Pillar Investment N.V. is organized under the laws of France.

Item 2(d).  Title of Class of Securities:
----------------------------------------

Common Stock, $.001 par value per share

CUSIP No.  44860M 10 8                                      Page 11 of 13
           -----------


Item 2(e).  CUSIP Number:
------------------------

44860M 10 8


Item 3:
------

Not Applicable


Item 4.  Ownership:
------------------

     Youssef El-Zein may be deemed to be the beneficial owner of 1,493,945 Shares, or 5.6% of the Shares outstanding, consisting of (a) 818,697 Shares held directly by him, (b) 325,000 Shares held by Pillar S.A., (c) 284,416 Shares held by Pillar Investment Limited, and (d) 65,832 Shares held by S.A. Pillar Investment N.V. Mr. El-Zein has sole power to vote and dispose of the Shares directly held by him, and shared power to vote and dispose of the Shares held by Pillar S.A., Pillar Investment Limited and S.A. Pillar Investment N.V. Mr. El-Zein disclaims beneficial ownership of the Shares held by Pillar S.A., Pillar Investment Limited and S.A. Pillar Investment N.V., except to the extent of his pecuniary interest therein.

     Pillar S.A. may be deemed to be the beneficial owner of the 325,000 Shares held by it, or 1.3% of the Shares outstanding. Pillar S.A. has sole power to vote and dispose of such Shares.

     Pillar Investment Limited may be deemed to be the beneficial owner of the 284,416 Shares held by it, or 1.1% of the Shares outstanding. Pillar Investment Limited has sole power to vote and dispose of such Shares.

     S.A. Pillar Investment N.V. may be deemed to be the beneficial owner of the 65,832 Shares held by it, or 0.3% of the Shares outstanding. S.A. Pillar Investment N.V. has sole power to vote and dispose of such Shares.


Item 5.  Ownership of Five Percent or Less of a Class:
-----------------------------------------------------

Not Applicable


Item 6.  Ownership of More Than Five Percent on Behalf of Another Person:
------------------------------------------------------------------------

Not Applicable

CUSIP No.  44860M 10 8                                      Page 12 of 13
           -----------



Item 7. Identification and Classification of the Subsidiary which Acquired the Security Being Reported by the Parent Holding Company:
--------------------------------------------------------------------------------

Not Applicable


Item 8.  Identification and Classification
of Members of the Group:
------------------------------------------

Not Applicable


Item 9.  Notice of Dissolution of Group:
---------------------------------------

Not Applicable

Item 10.  Certification:
-----------------------

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purposes or effect.

CUSIP No.  44860M 10 8                                      Page 13 of 13
           -----------


                                   SIGNATURE

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.



Date:  June 10, 1997                       /s/ Youssef El-Zein
                                           ------------------------------------
                                           Youssef El-Zein

                                           PILLAR S.A.


Date:  June 10, 1997                       By: /s/ Youssef El-Zein
                                               --------------------------------
                                           Name:
                                           Title:

                                           PILLAR INVESTMENT LIMITED


Date:  June 10, 1997                       By: /s/ Youssef El-Zein
                                               --------------------------------
                                           Name:
                                           Title:

                                             S.A. PILLAR INVESTMENT N.V.


Date:  June 10, 1997                       By: /s/ Youssef El-Zein
                                               --------------------------------
                                           Name:
                                           Title: